EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of LifePoint Hospitals, Inc. on Form S-8 pertaining to the LifePoint Hospitals, Inc. 1998 Long-Term Incentive Plan, the LifePoint Hospitals, Inc. Employee Stock Purchase Plan, the LifePoint Hospitals, Inc. Management Stock Purchase Plan, the LifePoint Hospitals, Inc. Retirement Plan, and the LifePoint Hospitals, Inc. Outside Director’s Stock and Incentive Compensation Plan of our reports dated February 23, 2005, with respect to the consolidated financial statements of LifePoint Hospitals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, LifePoint Hospitals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of LifePoint Hospitals, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee
April 12, 2005